Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Good morning. Following the most recent Form 10-Q filing, I wanted to provide a brief update to the Moody National REIT II investors, financial advisors, and broker dealers.

Through the first six months of 2022, REIT II total revenue increased to $37.7 million. This represents a $13.1 million increase over the same period in 2021. The REIT II Portfolio Year-To-Date RevPAR was $92.76, which represents a year-over-year increase of 54.8%, exceeding US national hotel RevPAR growth of 49.4% for the same period.

While we are certainly encouraged by this growth, to get a better sense of perspective, a comparison to pre-pandemic data provides further illumination.

Specifically, through the first half of 2019, REIT II total revenue was $41.9 million and RevPAR for the same period was $107.97. As I stated a moment ago, the REIT II 2022 year-to-date RevPAR was $92.76, which still represents an approximate 15% RevPAR decline when compared to the same period in 2019. In summary, the portfolio’s performance remains below 2019 revenue levels, but continues to make up ground.

We remain optimistic as the vast majority of the REIT II portfolio consists of assets located in Austin, Dallas/Fort Worth, Nashville, and Seattle – all of which management believes are well positioned to continue gaining demand from increased business travel, convention, and city-wide events.

It should be noted that from April 13, 2022 to June 30, 2022, Moody National Capital, LLC, or “Moody Capital,” an affiliate of REIT II’s sponsor and advisor, made a series of cash advances to REIT II in order to allow REIT II to meet specific cash flow needs. These advances were memorialized in a promissory note with a total maximum aggregate loan amount of $10 million. As of June 30, 2022, Moody Capital has loaned REIT II over $30 million. These loan proceeds have been vital for REIT II to cover deferred mortgage payments, payroll, taxes and insurance, as well as all other necessary operating expenses. For more details on each of these related party loans, please see the REIT II Form 10-Q for the period ended June 30, 2022,filed with the SEC on August 15, 2022. We have also made a copy of the Form 10-Q available on the REIT II website – www.moodynationalreit.com.

As a final note, the top priority continues to be to attempt to preserve your investment as we keep moving forward from the effects the pandemic had and continue to have on the portfolio.  With that said, numerous challenges remain that the REIT II board of directors must consider prior to reinstating distributions and the share redemption program.  As an example, the majority of REIT II’s properties remain in a cash management system where the mortgage lender controls property funds. In order for the REIT to access extra cash flow should it be available; it must meet certain requirements set forth by the lender. Although we do remain optimistic on the outlook for hotels and the REIT’s portfolio specifically, we do not expect for distributions or the share redemption program to resume this year.

We will keep you posted as we progress through the year.  Thank you for taking the time to watch this video today.  We appreciate your time.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES